EXHIBIT 2.2




                        SHARE PURCHASE AGREEMENT



THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into effective as of January 26, 2003, by and between Comp Hotel International Limited (hereinafter "Comp Hotel International"), a corporation registered in the British Virgin Islands, and Waywood Investment Limited (hereinafter "Waywood"), a corporation registered in the British Virgin Islands. Each of Comp Hotel International and Waywood is also referred to as a "Party", collectively the "Parties".

                                 RECITALS

WHEREAS, Waywood is the beneficial owner and holds of record one hundred percent (100%) of the shares of capital stock of Norton Industries Corp. (hereinafter "Norton"), a corporation registered in the State of Delaware, the United States of America;

WHEREAS, Comp Hotel International desires to purchase certain number of shares of capital stock of Norton, upon consummation of which Comp Hotel International will own eighty five percent (85%) of the capital stock of Norton;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1) TERMS
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  a)   Capitalization of Norton.  Immediately prior to the closing of the transaction contemplated hereby, Waywood holds of record five million (5,000,000) shares, constituting one hundred percent (100%), of the capital stock of Norton. As the sole shareholder of Norton, Waywood will transfer to Comp Hotel International four million two hundred fifty thousand (4,250,000) share of capital stock of Norton (hereinafter "Norton Shares"). Upon consummation of the transaction, Comp Hotel International and Waywood will hold eighty five percent (85%) and fifteen percent (15%) of the capital stock of Norton, respectively.

  b) Consideration. In consideration for the issuance, transfer and acquisition of the Norton Shares, Comp Hotel International agrees to pay Waywood an aggregate consideration of forty-two thousand five hundred U.S. dollars (US$42,500) (the "Purchase Price").

  c) Legend. Upon issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Norton Shares (and all securities issued in exchange or substitution therefor) shall bear the following legend or such other legend as may be appropriate with respect to the Norton Shares to be resold:

  "THE SECURITIES EVIDENCED HEREBY WERE ISSUED IN A TRANSACTION EXEMPT
   FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED
   IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM."

  d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon execution and delivery of this Agreement by the Parties, together with all documents, instruments, and agreements referred to herein by the respective parties referred to in such documents, instruments, and agreements. The date on which the Closing occurs shall be referred to as the "Closing Date".


2)  Deliveries at the Closing.
------------------------------

  a)  Waywood's Obligations at Closing.  At the Closing, Waywood will:

       i) Deliver or cause to be delivered to Comp Hotel International a stock certificate or stock certificates representing and evidencing the Norton Shares, endorsed in blank or accompanied by duly executed assignment documents or stock powers sufficient to transfer good and marketable title to the Norton Shares to Comp Hotel International; and

       ii) Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.

  b) Comp Hotel International's Obligations at Closing. At the Closing, Comp Hotel International will:

       i) Transfer or cause to be transferred the Purchase Price in immediately available funds to Waywood; and

       ii) Execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.


3)  REPRESENTATIONS AND WARRANTIES
----------------------------------

   a) Representations and Warranties of Waywood. Waywood hereby represents and warrants to Comp Hotel International that the statements contained in this Section 3.a. are correct and complete as of the Closing Date. Notwithstanding Comp Hotel International's due diligence investigation of Waywood, Comp Hotel International may rely on the representations and warranties contained in this Section 3.a.

       i) Organization of Waywood. Waywood is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

       ii) Authorization of Transaction. Waywood has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

       iii) Validity of the Norton Shares. The Norton Shares, when issued will be clear of any liens, claims and other encumbrances. Waywood is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Norton. All of the issued and outstanding equity interests of Norton have been duly authorized and are validly issued, fully paid and non-assessable.

       iv) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any governing law or other restrictions of any governmental authority to which Waywood is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets or properties is subject.

        v) Broker's Fees. Waywood has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Waywood could become liable or obligated.

        vi)  Disclosure.  The representations and warranties contained in this
Section 3.a. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.a. not misleading.



 b) Representations and Warranties of Comp Hotel International. Comp Hotel International hereby represents and warrants to Waywood that the statements contained in this Section 3.b are correct and complete as of the Closing Date. Moreover, notwithstanding Waywood's due diligence investigation of Comp Hotel International, Waywood may rely on the representations and warranties contained in this Section 3.b.

    i) Organization of Comp Hotel International. Comp Hotel International is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    ii) Authorization of Transaction. Comp Hotel International has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

    iii) Restriction on Resale. Comp Hotel International understands that the Norton Shares have not been registered for sale under the Securities Act of 1933, as amended, are being offered and sold to Comp Hotel International pursuant to an exemption from registration under Section 4(2) of the Securities Act.

    iv) Undertaking. Comp Hotel International hereby undertakes that, following the consummation of the transaction contemplated hereby, it will make, or cause to be made, all necessary filings, and take all other steps necessary to remain a reporting company under the Exchange Act of 1934, as amended.

    v) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which Comp Hotel International is subject, or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which Comp Hotel International is a party or by which it is bound or to which any of its assets or properties is subject.

   vi) Broker's Fees. Comp Hotel International has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Comp Hotel International could become liable or obligated.

   vii)  Disclosure.  The representations and warranties contained in this
Section 3.b. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.b. not misleading.


4)  MISCELLANEOUS
-----------------

  a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

  b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

  c) Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  d) Headings. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  e) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Hong Kong without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Hong Kong.

  f) Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

   g) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

   h) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

   i) Construction: Official Version. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

   j) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of Hong Kong, in addition to any other remedy to which they may be entitled, at law or equity.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.



Waywood Investment Limited 		Comp Hotel International Limited



By: __________________________	        By: ______________________________



Title: ______________________________	Title:	__________________________